EXHIBIT 10.46

111 Robert-Bourassa Blvd., Suite 5000
Montreal, Quebec, H3C 2M1 Canada
T 514-875-2160 resolutefp.com

January 30, 2019

Rémi Lalonde
509 Westhill Avenue
Beaconsfield, Quebec
H9W 2G5, Canada

Subject:	Terms and Conditions of Employment between Rémi Lalonde and Resolute Forest Products Inc.

Dear Rémi,

I am pleased to confirm your appointment as Senior Vice President and Chief Financial Officer, reporting directly to me. This position is based in Montreal and requires you to reside in the Montreal area. The terms and conditions of this offer are described below.

Effective Date
Your appointment became effective on November 16, 2018.

Annual Base Salary
As of the effective date, your base salary will be at an annual rate of $350,000, less applicable deductions and payable semi-monthly by direct deposit. Your base salary will be subject to the Company’s currency policy for executive pay. For 2018, 51% of your base salary will be denominated in Canadian dollars and 49% will be denominated in US dollars. Effective June 2019, you will be eligible for a salary review.

Short Term Incentive Plan
You will continue to be eligible to participate in short term incentive plans adopted by the Company from time to time. As of the effective date, your 2018 target incentive will be 100% of your annual salary. Your 2018 award will be pro-rated as of the effective date, based on your new and previous incentive target and base salary.

Long Term Incentive Plan
You will continue to be eligible to participate in the Company’s Long Term Incentive Plan applicable to key personnel. Grants are generally approved in November. For 2018, you will be eligible to an annual grant equivalent to 125% of your new base salary, less the value of the grant you received in February 2018.

Under our Stock Ownership Guidelines, you will be required to hold the equivalent of 2.5 times your annual salary in shares or Restricted Stock Units (“RSUs”) of the Company. Please refer to the attached document.

Parking
No changes. You will continue to be eligible to a monthly parking paid by the Company. The fee for the parking is a taxable benefit.

Health and Insurance Benefits
No changes. You will continue to participate in the Company’s Health and Insurance Benefits program applicable to current permanent employees of the Company.

Retirement Plan
You will continue to be eligible to participate in the Company’s Defined Contribution Pension Plan applicable to current employees of the Company and the DC Make-Up program applicable to key personnel.

Vacation and Holidays
Effective January 1, 2019, you will be eligible to 5 weeks of vacation per year, plus 3 floaters.

If your employment is terminated for any reason other than involuntary termination without cause (i.e. because you resigned, you are dismissed or you retire), the Company will require reimbursement of any portion of vacation taken in advance, that is to say before it is acquired under the policy in effect. By accepting this offer, you authorize the Company to recover overpayments in the form of vacation taken in advance by making a deduction from your earnings.

Annual Medical Examination
You and your spouse will continue to be eligible to an annual medical examination with Medisys Health Group Inc. This is considered a taxable benefit.

As a member of the Senior Executive Team, you will benefit from MedisysOne, a 24-hour On Demand Healthcare service that combines comprehensive annual health assessment, round-the-clock support and personalized, proactive healthcare management.

Annual Lump Sum
As of 2019, you will be eligible to an annual lump sum of $12,000, which can be used for various expenses such as preparing your taxes, club memberships, etc. This lump sum is a taxable benefit and is paid annually in April.

Indemnification
As of the effective date, you will benefit from an indemnification contract in the form attached hereto and be covered by the indemnification policy for the executive officers and chief accounting officer of Resolute forest products Inc. in effect from time to time.

Others
By accepting this offer, you authorize the Company to recover any overpayment from the Company by making a deduction from your regular pay, your vacation pay or any other amount that is owed to you. An overpayment is an amount to which you are not entitled under this employment contract, the policies of the Company or employment laws.

If you have any questions about this offer, please contact Isabel Pouliot, Vice President, Compensation, corporate services and HR initiatives at 514 394-3277. We look forward to your formal acceptance of this offer.

Sincerely,

Yves Laflamme
President and Chief Executive Officer

[ ] I have read the herein letter and hereby accept these terms and conditions.
[ ] I have read the herein letter and hereby refuse these terms and conditions.

_____________________________________    _____________________________________
Rémi Lalonde        Date